Exhibit 99.1

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Aphton Announces Appointment of Susan Watson, Ph.D. as Chief Scientific Officer

Leader in Gastrin Research Appointed to Key Research and Development Position

Philadelphia, PA March 1, 2005 Aphton Corporation (Nasdaq: APHT) today announced the appointment of Dr. Susan Anne Watson to the newly created position of Senior Vice President and Chief Scientific Officer. In this position Dr. Watson will be responsible for overseeing the Company’s research operations and executing Aphton’s pre-clinical drug development strategy.

Dr. Watson joins Aphton from The University of Nottingham, United Kingdom, where she was Director of the Cancer Research at Nottingham Centre, Director of the Academic Unit of Cancer Studies, Professor of Pre-Clinical Oncology and Scientific Director and Founder of PRECOS, a University business unit, formed to initiate partnerships between scientists at Nottingham and pharmaceutical companies for the design of new cancer treatments. Dr. Watson brings with her more than 18 years of research experience, with approximately 14 years studying gastrointestinal cancers and mechanisms of apoptosis and metastasis.

“We created the position of Chief Scientific Officer to emphasize our continued commitment to building on the strong scientific foundation already at Aphton, and to provide leadership and strategic direction for our global scientific initiatives,” said Dr. Patrick Mooney, Chief Executive Officer of Aphton. “Dr. Watson brings not only research expertise, but the exceptional management experience necessary to foster innovation, enhance our scientific capabilities and successfully integrate the research programs through our pending acquisition of Igeneon.”

Having completed her Bachelor of Science Degree at the University of Leeds and her Ph.D. at the University of Nottingham, Dr. Watson continued her post-doctoral research there with AstraZeneca, formerly ICI. Her success in the field led to a national award presented by the British Society of Gastroenterology, the Sir Francis Avery Jones Research Medal.

Strategic Pipeline

Aphton continues to focus its efforts on broadening and progressing its research and development pipeline. An important element of this strategy is its pending acquisition of Igeneon, a biopharmaceutical company with a diverse pipeline of late-stage products including active and passive immunotherapies. Aphton believes that immunotherapies may have certain advantages over other targeted therapies by including specificity that may lead to better efficacy and decreased toxicities for patients.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer and other diseases. The Company’s products seek to neutralize hormones involved in the growth and proliferation of cancers as well as other diseases. The Company’s lead product, Insegia™ (G17DT immunogen) is currently in development both as a monotherapy and in combination with chemotherapy for the treatment of pancreatic, gastric, colorectal and gastro-esophageal cancers. Aphton has strategic alliances with Aventis Pasteur for the development and commercialization of Insegia related to cancers of the gastrointestinal system and other cancers in North America and Europe; GlaxoSmithKline for Insegia in the treatment of reproductive system cancer and non-cancer diseases worldwide; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies. For more information about Aphton or its programs please visit Aphton’s website at www.aphton.com.

Safe Harbor

This press release includes forward-looking statements, including statements about: (1) the impact that Dr. Watson will have on our company and the ability to successfully integrate Igeneon’s research programs, (2) Aphton’s belief that immunotherapies have certain advantages over targeted thereapies and (3) Aphton’s intent to expand its research and development pipeline. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s and Igeneon’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 15, 2004. Aphton wishs to caution readers that certain important factors may have affected and could in the future affect Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton. These risk factors include, but are not limited to, (1) Dr. Watson’s ability to effectively implement her research and management expertise at Aphton, (2) Aphton’s ability to fund the further development of its research and development, (3) Aphton’s ability to successfully identify and consummate opportunities to broaden and progress its research and development pipeline, (4) scientific developments regarding immunotherapies and target therapies and (5) Aphton’s ability to consummate the pending acquisition of Igeneon.